EXHIBIT 11
                      MEDIQ INCORPORATED AND SUBSIDIARIES
                      Computation of Net Income Per Share
                    (in thousands, except per share amounts)
                                  (Unaudited)



                                                             Three Months Ended
                                                                 December 31,
                                                            -------------------
                                                             1995          1994
                                                             ----          ----
Computation of Primary Earnings Per Share:

Net Loss                                                  $   (367)      $   (211)
                                                          ========       ========
Weighted average of primary shares:
    Common stock                                            17,853         17,740
    Preferred stock                                          6,374          6,427
    Assumed conversion of options                              354            280
                                                          --------       --------
    Total                                                   24,581         24,447
                                                          ========       ========
Primary Earnings Per Share                                $   (.01)      $   (.01)
                                                          ========       ========

Computation of Fully Diluted Earnings Per Share (1):

Net Loss                                                  $   (367)      $   (211)
Interest and amortization of
   deferred costs on convertible
   debentures - net of tax                                     456            579
                                                          --------       --------
   Total                                                  $     89       $    368
                                                          ========       ========
Weighted average of fully diluted shares:
    Common stock                                            17,853         17,740
    Preferred stock                                          6,374          6,427
    Assumed conversion of options                              354            295
    Assumed conversion of convertible
      debentures                                             5,397          6,897
                                                          --------       --------
    Total                                                   29,978         31,359
                                                          ========       ========
Fully Diluted Earnings Per Share                          $   --         $   (.01)
                                                          ========       ========


(1) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB opinion No. 15, because it is anti-dilutive or results in dilution of less than 3%.

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